Exhibit 10.19

RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT, dated as of                       , 20    , between Interval Leisure Group, Inc., a Delaware corporation (the “Corporation”), and                      (the “Director”).

W I T N E S S E T H

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived here from, the parties hereto agree as follows:

1.                                      Grant and Vesting of Restricted Stock Units.

(a)                                  Subject to the provisions of this Agreement and to the provisions of the Corporation’s 2008 Stock and Annual Incentive Plan (the “Plan”), the Corporation hereby grants to the Director              restricted stock units (the “Restricted Stock Units”).  The Restricted Stock Units are granted under Section 7 of the Plan, each with respect to one share of common stock of the Corporation, par value $.01 per share (“Common Stock”).  All capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Plan.

(b)                                 Subject to the terms and conditions of this Agreement and to the provisions of the Plan, the Restricted Stock Units shall vest and no longer be subject to any restriction (such period during which restrictions apply is the “Restriction Period”) as follows:

Vesting Date	Percentage of Total Grant Vesting

, 20%
, 20%

(c)                                  In the event of termination of the Director’s service with the Corporation during the Restriction Period for any reason, all remaining unvested Restricted Stock Units shall be forfeited by the Director and canceled in their entirety effective immediately upon such termination.

(d)                                 Nothing in this Agreement or the Plan shall confer upon the Director any right to continue in the service of the Corporation or any of its Affiliates.

2.                                      Settlement of Units.

As soon as practicable after any Restricted Stock Units have vested and are no longer subject to the Restriction Period, such Restricted Stock Units shall be settled.  Subject to Paragraph 8 (pertaining to the withholding of taxes), for each Restricted Stock Unit settled pursuant to this Section 2, the Corporation shall issue one share of Common Stock for each Restricted Stock Unit vesting at such time and cause to be delivered to the Director one or more unlegended, freely-transferable stock certificates in respect of such shares issued upon settlement of the vesting Restricted Stock Units.  Notwithstanding the foregoing, the Corporation shall be entitled to hold the shares issuable upon settlement of Restricted Stock Units that have vested until the Corporation or the agent referred to in Paragraph 8 below shall have received from the Director a duly executed Form W-9 or W-8, as applicable.

3.                                      Nontransferability of the Restricted Stock Units.

During the Restriction Period and until such time as the Restricted Stock Units are ultimately settled as provided in Paragraph 2 above, the Restricted Stock Units shall not be transferable by the Director by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

4.                                      Rights as a Stockholder.

Except as otherwise specifically provided in this Agreement, during the Restriction Period, the Director shall not be entitled to any rights of a stockholder with respect to the Restricted Stock Units.  Notwithstanding the foregoing, if the Corporation declares and pays dividends on the Common Stock during the Restriction Period, the Director will be credited with additional amounts for each Restricted Stock Unit equal to the dividend that would have been paid with respect to such Restricted Stock Unit if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in Restricted Stock Units or may be held in kind as restricted property) and shall vest concurrently with the vesting of the Restricted Stock Units upon which such dividend equivalent amounts were paid.  Notwithstanding the foregoing, dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to Paragraph 5.

5.                                      Adjustment in the Event of Change in Stock; Change in Control.

In the event of any change in corporate capitalization (including, but not limited to, a change in the number of shares of Common Stock outstanding), such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Corporation (including any extraordinary cash or stock dividend), any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Corporation, the number of Restricted Stock Units and the shares underlying such Restricted Stock Units shall be equitably adjusted by the Committee (including, in its discretion, providing for other property to be held as restricted property) as it may deem appropriate in its sole discretion.  The determination of the Committee regarding any such adjustment will be final and conclusive.

In addition, in the event of a Change in Control, the Restricted Stock Units shall automatically vest.

6.                                      Payment of Transfer Taxes, Fees and Other Expenses.

The Corporation agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by a Director in connection with the

Restricted Stock Units, together with any and all other fees and expenses necessarily incurred by the Corporation in connection therewith.

7.                                      Other Restrictions.

(a)                                  The Restricted Stock Units shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the delivery of shares, then in any such event, the grant of Restricted Stock Units shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

 (b)                              The Director acknowledges that the Director is subject to the Corporation’s policies regarding compliance with securities laws, including but not limited to its Policy on Securities Trading (as in effect from time to time and any successor policies), and, pursuant to these policies, the Director shall be required to obtain pre-clearance from the Corporation’s counsel’s office prior to purchasing or selling any of the Corporation’s securities, including any shares issued upon vesting of the Restricted Stock Units, and may be prohibited from selling such shares other than during an open trading window.  The Director further acknowledges that, in its discretion, the Corporation may prohibit the Director from selling such shares even during an open trading window if the Corporation has concerns over the potential for insider trading.

8.                                      Taxes and Withholding.

No later than the date as of which an amount first becomes includible in the gross income of the Director for federal, state, local or foreign income tax purposes with respect to any Restricted Stock Units, the Director (i) shall pay to the Corporation, or make arrangements satisfactory to the Corporation regarding the payment of, all federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount and (ii) shall provide to the Corporation or to the agent selected by the Corporation for managing the Plan under which the Restricted Stock Units have been granted a properly completed and duly executed Form W-9 or W-8, as applicable.  The obligations of the Corporation under this Agreement shall be conditioned on compliance by the Director with this Paragraph 8, and the Corporation shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Director, including deducting such amount from the delivery of shares issued upon settlement of the Restricted Stock Units that gives rise to the withholding requirement.

9.                                      Notices.

All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Director:

[name and address]

If to the Corporation:

Interval Leisure Group

6262 Sunset Drive

Miami, FL 33143

Attention: General Counsel

Facsimile: (305) 667-2072

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Paragraph 9.  Notice and communications shall be effective when actually received by the addressee.  Notwithstanding the foregoing, the Director consents to electronic delivery of documents required to be delivered by the Corporation under the securities laws.

10.                               Effect of Agreement.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Corporation.

11.                               Laws Applicable to Construction; Consent to Jurisdiction.

The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware.  In addition to the terms and conditions set forth in this Agreement, the Restricted Stock Units are subject to the terms and conditions of the Plan, which is hereby incorporated by reference.

Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within the state of Delaware, which shall be the exclusive jurisdiction for the resolution of any such disputes.  The Director hereby agrees and consents to the personal jurisdiction of said courts over the Director for purposes of the resolution of any and all such disputes.

12.                               Severability.

The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

13.                               Conflicts and Interpretation.

In the event of any conflict between this Agreement and the Plan, the Plan shall control.  In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

14.                               Amendment.

This Agreement may not be modified, amended or waived except by an instrument in writing signed by both parties hereto.  The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

15.                               Headings.

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

16.                               Counterparts.

This Agreement may be executed in counterparts, which together shall constitute one and the same original.  The parties hereto also agree that electronic or facsimile copies of this Agreement executed in counterparts shall be, and shall be deemed to be, original instruments for all purposes.

[signature bars appear on next page]

IN WITNESS WHEREOF, as of the date first above written, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Director has hereunto set the Director’s hand.

[name], Individually

INTERVAL LEISURE GROUP, INC.

Name: Craig M. Nash
Title: Chairman, President, and Chief Executive Officer